STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this "Agreement") dated as of August 19, 2022 by and between Guidong Wang and Huaying Zhu, citizens of the People's Republic of China, (the "Purchasers"), and the persons whose names are set forth on the signature page to this Agreement (the "Sellers"),

RECITALS

WHEREAS, the Sellers collectively own Thirty-seven Million Six Hundred Thirty-three Thousand Five hundred Forty-nine (37,633,549) shares of Common Stock (collectively, the "Shares") of GJ Culture Group US, Inc., a Nevada corporation (the "Company"), attached hereto as Schedule A shows the detailed ownership of Shares by each Seller.

WHEREAS, pursuant to the terms and conditions of this Agreement, each Seller's desire to sell, and Purchasers' desire to purchase, all of such Seller's right, title, and interest in and to such Shares.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

1. Agreement to Purchase and Sell. Subject to the terms and conditions of this Agreement, simultaneous with the execution and delivery of this Agreement, each of Sellers listed as the Founders on Schedule A (the "Founders") shall sell, assign, transfer, convey, and deliver to Guidong Wang and each of the Sellers listed as Private Placement Shareholders on Schedule A (the "Private Placement Shareholders") shall sell, assign, transfer, convey, and deliver to Huaying Zhu , and each Purchaser shall accept and purchase the Shares and any and all rights in such Shares to which each Seller is entitled as set forth on Schedule A, and by doing so each Seller shall be deemed to have assigned all of his right, title and interest in and to the Shares to each Purchaser. Such sale of the Shares shall be evidenced by stock certificates, duly endorsed in blank or accompanied by stock powers duly executed in blank or other instruments of transfer in form and substance reasonably satisfactory to the transfer agent of the Company

2. Consideration. In consideration for the sale of the Shares, Purchasers shall deliver an aggregate purchase price (the "Purchase Price") of Two Hundred Twenty-one Thousand Six Hundred Fifty-one Dollars and Ninety-one Cents ($221,651.91), including One Hundred One Thousand Six Hundred Fifty Dollars and Fifty-one Cents ($101,650.51) payable to the Founders and One Hundred Twenty Thousand and One Dollars and Forty Cents ($120,001.40) payable to the Private Placement Shareholders , to the Sellers to the bank account to be specified by Meisang Hu, at Closing. Purchasers may pay the Purchase Price in USD or RMB. If paid in

RMB, the Purchase Price shall be based on the official exchange rate of the PRC in effect, at the option of Purchasers, as of close of business on the date of this Agreement or as of the close of business on the second day before the Closing Date.

3. Closing; Deliveries. The closing of the purchase and sale of the Shares shall be on August 26, 2022, or such later date as may be agreed upon in writing by Guidaong Wang and Meisang Hu (the "Closing").

3.1 Deliveries by the Sellers. At the Closing, Sellers shall deliver, or cause to be delivered to the Purchasers:

(a) stock certificates evidencing the Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank, or other instruments of transfer in form and substance reasonably satisfactory to Purchasers, including any required attestations regarding the signatures or other evidence of the authority of the Sellers to transfer the Shares. The Founders shall issue stock powers in favor of Guidong Wang for 33,883,504 Shares and the Private Placement Shareholders shall issue stock powers in favor of Huaying Zhu for 3,750,045 shares.

(b) any documentary evidence of the due recordation in the Company's share register of Purchasers' full and unrestricted title to the Shares.

(c) the resignation of the Company's officers effective upon the Closing and the resignation of Sanjun Kuang, Meisang Hu and Huawei Li as directors.

(d) a resolution of the Company's board of directors appointing a designee of the Purchasers as a director and as officers of the Company.

(e) the Company's CCC and CIK Codes for the filing of submissions with the Securities and Exchange Commission (the "Commission") on the Electronic Data Gathering, Analysis, and Retrieval System.

(f) the agreement of Jonathan Ginsberg to continue as a director of the Company for compensation of $1,000 per month.

(g) all of the Company's books and records, including but not limited to, the Company's internal financial statements for the period commencing January 1, 2020 through the date hereof, in a form which will be auditable by the Company's independent accountants.

3.2 Deliveries by Purchasers. At Closing, upon delivery of the items set forth in Section 3.1 to the Purchasers, the Purchasers shall deliver to Sellers the Purchase Price, by wire transfer of immediately available funds to the bank account designated by Meisang Hu for distribution by Meisang Hu to the Sellers of the amounts payable to each of them as set forth in Schedule A.

3.3. Right to Terminate. This Agreement may be terminated at any time prior to the Closing Date as follows:

(a) by mutual written consent of the Sellers and Purchasers;

(b) by either or both of the Sellers or Purchasers if Closing shall not have occurred on or before 45 calendar days after the date hereof; provided, however, that the right to terminate this Agreement shall not be available to such Party if the material breach by such Party of this Agreement shall have been the principal cause of the failure of Closing to occur on or prior to such date.

4.1 Conduct Prior to Closing. From the date of this Agreement until the earlier of Closing or the termination of this Agreement, except as (i) otherwise expressly required or provided herein, (ii) consented to in writing by the Purchasers in advance, which decision regarding consent shall be made promptly and which consent shall not be unreasonably withheld, conditioned or delayed, the Company shall, and Sellers shall cause the Company and to:

(a) conduct its business in the Ordinary Course of Business in substantially the same manner as heretofore conducted and use reasonable efforts to preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, creditors, lessors, employees, and business associates;

(b) maintain its books of account and records consistent with its past practice in all material respects;

(c) not (i) amend its organizational documents other than amendments which are ministerial in nature; (ii) split, combine or reclassify its outstanding share capital; or (iii) repurchase, redeem, or otherwise acquire any shares of its share capital or any securities convertible into or exchangeable or exercisable for any shares of its share capital;

(d) not declare or pay any dividends on or make other distributions in respect of any of its share capital;

(e) with respect to any present or former, director, officer or employee of the Company, not (i) enter into any employment or severance agreements or arrangements (except as may be required by the terms of any employment agreements existing on the date hereof or by applicable law), (ii) increase compensation or benefits (except for increases in salary or hourly wage rates, in the ordinary course of business consistent with past practice), (iii) loan or advance any money or other property;

(f) not issue, sell, or dispose of any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its share capital;

(g) not incur any indebtedness;

(j) not sell, assign, lease, license, allow to expire or lapse, encumber or otherwise dispose of any of its properties and assets, other than (i) the sale of inventory or (ii) the disposition of used or excess equipment, and

(k) file all tax returns, periodic filings or documents as may be required, if any, with the Internal Revenue Service, the Commission, OTC Markets, the State of Nevada and any other agency or government authority.

5. Representations and Warranties of Sellers. As an inducement to Purchasers to enter into this Agreement and to consummate the transactions contemplated herein, the Founders, jointly and severally, represent and warrant to Purchasers as follows and the Private Placement Shareholders severally represent and warrant to Purchasers with respect to Sections 5.1, 5.2, 5.4, 5.5 and 5.6 as follows:

5.1 Authority. Each Seller has the right, power, authority and capacity to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform his obligations under this Agreement. This Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with the terms hereof.

5.2 Ownership. Each Seller is the sole record and beneficial owner of the Shares set forth next to his name on Schedule A, has good and marketable title to their Shares, free and clear of all Encumbrances (hereafter defined), other than applicable restrictions under applicable securities laws, provided that the Shares owned by the Private Placement Shareholders are freely tradable under applicable securities laws. Each Seller has full legal right and power to sell, transfer and deliver such Shares to Purchasers in accordance with this Agreement. Upon the execution and delivery of this Agreement, Purchasers will receive good and marketable title to such Shares, free and clear of all Encumbrances, other than restrictions imposed pursuant to any applicable securities laws and regulations, provided that the Shares owned by the Private Placement Shareholders are freely tradable under applicable securities laws. There are no stockholders' agreements, voting trust, proxies, options, rights of first refusal or any other agreements or understandings with respect to the Shares.

5.3 Valid Issuance. All of the Shares are duly authorized, validly issued, fully paid and non-assessable, and were not issued in violation of any preemptive or similar rights.

5.4 No Conflict. None of the execution, delivery, or performance of this Agreement, and the consummation of the transactions contemplated hereby, conflicts or will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach or violation of (i) any instrument, contract or agreement to which any Seller, or the Company is a party or by which any Seller, or the Company is bound, or to which the Shares are subject; or (ii) any federal,

state, local or foreign law, ordinance, judgment, decree, order, statute, or regulation, or that of any other governmental body or authority, applicable to any Seller, the Company or the Shares.

5.5 No Consent. No consent, approval, authorization or order of, or any filing or declaration with any governmental authority or any other person is required for the consummation by Seller of any of the transactions on Seller's part contemplated under this Agreement.

5.6 No Other Interest. None of the Sellers nor any of their respective Affiliates has any interest, direct or indirect, in any shares of common stock or other equity in the Company or has any other direct or indirect interest in any tangible or intangible property which the Company uses or has used in the business conducted by the Company, or has any direct or indirect outstanding indebtedness to or from the Company, or related, directly or indirectly, to its assets, other than the Shares.

5.7 No General Solicitation or Advertising. Neither Sellers nor any of their Affiliates nor any person acting on his or their behalf (i) has conducted or will conduct any general solicitation (as that term is used in Rule 502 of Regulation D) or general advertising with respect to any of the Shares, or (ii) made any offers or sales of any security or solicited any offers to buy any security under any circumstances that would require registration of the Shares under the Securities Act.

5.8 Capitalization. The authorized capital of the Company consists of 320,000,000 shares of common stock, par value $0.0001, of which a total of 42,959,574 shares are issued and outstanding (the "Issued and Outstanding Common Stock") and 30,000,000 shares of preferred stock, par value $0.0001, of which no shares are issued and outstanding. The Issued and Outstanding Common Stock has been duly authorized, issued, fully paid and nonassessable, free and clear of all liens, charges, pledges, security interests, encumbrances, right of first refusal, preemptive right or other restriction. No person, firm or corporation has any right, agreement, warrant or option, present or future, contingent or absolute, or any right capable of becoming a right, agreement or option to require the Company to issue any shares of its common stock or preferred stock or to convert any securities of the Company into shares of common stock or preferred stock of the Company.

5.9 Title to Property. (a) The Company owns no real property. The Company owns all right, title and interest in and to all of its respective properties and assets, including intangibles, free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever and has taken all steps necessary or otherwise required to perfect and protect its rights in and to their respective properties and assets, including intangibles.

(b) The Company leases certain property as disclosed in its filings with the Commission. The lease is in full force and defect and no consent is required by reason of the sale of the Shares.

5.10 SEC Reports. The Company has filed all reports required to be filed by it under the Securities Act of 1933 (the "Securities Act") and the Securities Exchange Act of 1934 (the "Exchange Act"), including pursuant to Section 13(a) or 15(d) of the Exchange Act, on a timely basis (the "SEC Reports"). As of their respective dates, to the best of each Seller's knowledge, after reasonable inquiry, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the best of each Seller's knowledge, after reasonable inquiry, the financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. To the best of each Seller's knowledge, after reasonable inquiry, there are no unresolved comments of the Commission that are required to be disclosed in the SEC Reports. The Sellers have provided to the Purchasers copies of all correspondence with the Commission or any state regulatory authority. None of the Company, the Sellers or any of their Affiliates, is or has been subject to any investigation or proceeding with the Commission or any state regulatory authority.

5.11 Registration/Anti-Dilution Rights. The Company is not a party to or bound by any agreement or understanding granting registration or anti-dilution rights to any person with respect to any of its equity or debt securities; no person has a right to purchase or acquire or receive any equity or debt security of the Company.

5.12 Litigation. There are no actions, suits, proceedings, judgments, claims or investigations pending or threatened by or against the Company or affecting the Company, or their respective properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. There has been no default by the Company with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator, or governmental agency or instrumentality and no event has occurred that with notice or the passage of time would become a default.

5.13 Liabilities. There are no trade payables, professional fees, accrued expenses, liabilities, obligations or commitments which the Company would be required to accrue or reflect in its financial statements pursuant to generally accepted accounting principles consistently applied ("GAAP") as of the date hereof. and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability or debt. The Company is not a guarantor of any indebtedness of any other person, firm or corporation.

5.14 Tax Returns. The Company has timely filed all state, federal or local income and/or franchise tax returns required to be filed by it from inception to the date hereof. Each of such income tax returns reflects the taxes due for the period covered thereby. All taxes of the Company which are (i) shown as due on such tax returns, (ii) otherwise due and payable or (iii) claimed or asserted by any taxing authority to be due, have been paid, except for those taxes being contested in good faith and for which adequate reserves have been established in the financial statements included in the financial statements in accordance with GAAP. There are no liens for any taxes upon the assets of the Company, other than statutory liens for taxes not yet due and payable. There are no proposed or threatened tax claims or assessments against the Company. The Company's tax returns for the year ended December 31, 2021 shall be substantially in the form as previously provided to the Purchasers by the Sellers.

5.15 Books and Records. The books and records, financial and otherwise, of the Company are in all material aspects complete and correct and have been maintained in accordance with good business and accounting practices.

5.16 OTCQB and DTC. The Company's common stock is eligible for trading on the OTCQB and eligible for trading through DTC. The Company has not, in the 12 months preceding the date hereof, received written notice from the OTCQB to the effect that the Company is not in compliance with the listing or maintenance requirements of such trading market. The Company is and has no reason to believe that it will not in the foreseeable future continue to be, in compliance in all material respects with the listing and maintenance requirements for trading of its common stock on the OTCQB. No consents or approvals from the OTCQB are necessary for the trading of the Company's common stock on such trading market.

5.17 Shareholder List. The Sellers have delivered to the Purchasers a true and correct copy of the shareholders list (the "Shareholders List") of the Company as of the day preceding the date hereof. The Shareholder's List identifies all holders of common stock of the Company. Except for the Sellers and Jonathan Ginsberg, none of the holders of common stock on the Shareholders List has ever been an officer, director or holder of more than 5% of the shares of common stock or voting power of the Company. Except for the Sellers and Jonathan Ginsberg, none of the holders of common stock on the Shareholders List has ever, directly or indirectly, controlled, acted in common control with or been controlled by the Company or ever otherwise been an "affiliate" of the Company within the meaning of the Securities Act.

5.18 Compliance with Laws and Court Orders. The Company complies with all laws to which the Company or its respective assets are or were subject. The Company has not received any notice from any governmental authority or any other person regarding any actual, alleged, possible or potential violation of, or failure to comply with, or liability under any

applicable law or order.

5.19 Full Disclosure. No representation or warranty of such Seller to the Purchasers in this Agreement omits to state a material fact necessary to make the statements herein, in light of the circumstances in which they were made, not misleading.

5.20 Existence and Power. The Company is: (i) duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) duly qualified to do business and in good standing in each jurisdiction set in which the Company is required to be so qualified, and (iii) has all powers and has and is in compliance with all licenses, authorizations, permits, certificates consents and approvals issued by a governmental authority (collectively, "**Permits**"), in each case, required to own, operate and lease its properties and assets and to carry on its business, all of which Permits are valid and in full force and effect. The Seller has delivered to the Purchasers true, complete and correct copies of the organizational documents of the Company and, as currently in effect and reflecting any and all amendments thereto through the Closing. Such organizational documents are in full force and effect and the Company is not in violation of any provision thereof. The Company's directors and shareholders have taken all action required to authorize all prior actions by the Company.

5.21 Contracts:

(a) Except as set forth on attached Schedule 5.21, the Company does not have any written or oral contracts.

(b) The Company has not given any revocable or irrevocable power of attorney to any person, firm or corporation for any purpose whatsoever

(c) Set forth in Schedule 5.21 previously delivered to Purchasers are the names and locations of all banks in which the Company has accounts and the names of persons authorized to sign checks, drafts or other instruments drawn thereon.

(d) Except as set forth in filings with the Commission, , no director, officer, employee or stockholder of the Company, or member of the family of any such person, or any corporation, partnership, trust or other entity in which any such person, or any member of the family of any such person, has a substantial interest or is an officer, director, trustee, partner or holder of more than 5% of the outstanding capital stock thereof, in an entity who is a competitor, customer, supplier or other, entity, who, during the past 12 months has been a party to any transaction with the Company.

(e) The Company is not in default, nor is there any known basis for any claim of default, under any contracts or commitments made or obligations owed by the Company. The Company does not have any knowledge of any breach or anticipated breach by the other party to any contract or commitment to which the Company is a party.

5.22 Financial Statements. The Company's financial statements filed with the Commission have been prepared upon the accrual basis of accounting and in accordance with

GAAP consistently applied and fairly represent the financial position of Company as of the dates of the balance sheets included in the financial statements and the results of its operations for the periods indicated.

5.23 Employees. The Company has no employees. Attached hereto as Schedule 5.23 is a true and complete payroll roster of all independent contractors of the Company as of the Closing showing the rate of pay for each such person entitled to receive compensation from the Company.

5.24 Intellectual Property. Attached hereto as Schedule 5.24 is a schedule of all trade names, trademarks, service marks, and other intellectual property and their registrations, owned by Company or in which it has any rights or licenses. Neither Corporation nor any Subsidiary has infringed, or is now infringing on any trade name, trademark, service mark or copyright belonging to any other person, firm, or corporation. The Company owns, or holds adequate licenses or other rights to use, all trademarks, service marks, trade names and copyrights necessary for the business as now conducted

6. Representations and Warranties and Covenants of Purchasers. As an inducement to Sellers to enter into this Agreement and to consummate the transactions contemplated herein, Purchasers, jointly and severally represent and warrant to Sellers as follows:

6.1 Authority. Purchasers have the right, power, authority and capacity to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform Purchasers' obligations under this Agreement. This Agreement constitutes the legal, valid and binding obligation of Purchasers, enforceable against Purchasers in accordance with the terms hereof.

6.2 No Consent. No consent, approval, authorization or order of, or any filing or declaration with any governmental authority or any other person is required for the consummation by the Purchasers of any of the transactions on its part contemplated under this Agreement.

6.3 No Conflict. None of the execution, delivery, or performance of this Agreement, and the consummation of the transactions contemplated hereby, conflicts or will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach or violation of (i) any instrument, contract or agreement to which Purchasers are a party or by which any Purchaser is bound; or (ii) any federal, state, local or foreign law, ordinance, judgment, decree, order, statute, or regulation, or that of any other governmental body or authority, applicable to Purchasers.

6.4 No Advertising. At no time were the Purchasers presented with or solicited by any leaflet, newspaper or magazine article, radio or television advertisement, or any other

form of general advertising or solicited or invited to attend a promotional meeting otherwise than in connection and concurrently with such communicated offer.

6.5 Investment Experience. The Purchasers are (i) experienced in making investments of the kind described in this Agreement, (ii) able, by reason of Purchasers' business and financial experience to protect Purchasers' own interests in connection with the transactions described in this Agreement, and (iii) able to afford the entire loss of Purchasers' investment in the Shares.

6.6 Investment Purposes Each Purchaser is acquiring the Shares for Purchaser's own account as principal, not as a nominee or agent, for investment purposes only, and not with a view to, or for, resale, distribution or fractionalization thereof in whole or in part and no other person has a direct or indirect beneficial interest in the Shares the Purchasers are acquiring herein. Further, each the Purchaser does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to the restricted Shares the Purchasers are acquiring.

7. Indemnification

7.1 Indemnification by Sellers. Sellers shall indemnify and hold harmless the Purchasers and Purchasers' agents, Affiliates, Representatives and their respective successors and assigns (collectively, the "Purchasers Indemnified Persons") from and against any and all damages, losses, liabilities, taxes and costs and expenses (including, without limitation, attorneys' fees and costs) (collectively, "Losses") resulting directly or indirectly from (i) any breach of, or inaccuracy in, any representation or warranty made by Seller in this Agreement, and (ii) any failure by Sellers to perform or comply with any agreement, covenant or obligation in this Agreement.

7.2 Indemnification by Purchasers. Purchasers shall indemnify and hold harmless the Sellers and Sellers' agents, Affiliates, Representatives and their respective successors and assigns (collectively, the "Seller Indemnified Persons") from and against any and all Losses resulting directly or indirectly from (i) any breach of, or inaccuracy in, any representation or warranty made by the Purchasers in this Agreement and (ii) any failure by Purchasers to perform or comply with any agreement, covenant or obligation in this Agreement.

7.3 Limitation. Except in the case of fraud or intentional misrepresentation, the liability of the Sellers and the Purchasers shall be limited to the Purchase Price.

8. Miscellaneous.

8.1 Further Assurances. From time to time, whether at or following the Closing, each party shall make reasonable commercial efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable, including as required by applicable laws, to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

8.2 Notices. All notices or other communications required or permitted hereunder shall be in writing shall be deemed duly given (i) if by personal delivery, when so delivered, (ii) if mailed, three (3) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth in Schedule 8.2, or (iii) if sent through an overnight delivery service in circumstances to which such service guarantees next day delivery, the day following being so sent to the addresses of the parties as set forth in Schedule 8.2. Any party may change the address to which notices and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth. A copy of all notices to the Purchasers shall be sent to Steven Schuster, Esq., McLaughlin & Stern LLP, 260 Madison Avenue, New York, New York 10024

8.3 Choice of Law; Jurisdiction. This Agreement shall be governed, construed and enforced in accordance with the laws of the State of California, without giving effect to principles of conflicts of law. Each of the parties agrees to submit to the jurisdiction of the federal or state courts located in California in any actions or proceedings arising out of or relating to this Agreement. Each of the parties, by execution and delivery of this Agreement, expressly and irrevocably (i) consents and submits to the personal jurisdiction of any of such courts in any such action or proceeding; (ii) consents to the service of any complaint, summons, notice or other process relating to any such action or proceeding by delivery thereof to such party as set forth in Section 8.2 above and (iii) waives any claim or defense in any such action or proceeding based on any alleged lack of personal jurisdiction, improper venue or forum non conveniens or any similar basis.

8.4 Expenses. Each party shall bear its own expenses and costs related to the transactions contemplated hereby, including, without limitation, attorneys' fees accounting fees and disbursements.

8.5 Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties in respect of the transactions contemplated hereby and supersedes all prior and contemporaneous agreements, arrangements and understandings of the parties relating to the subject matter hereof. No representation, promise, inducement, waiver of rights, agreement or statement of intention has been made by any of the parties which is not expressly embodied in this Agreement.

8.6 Assignment. Each party's rights and obligations under this Agreement shall not be assigned or delegated, by operation of law or otherwise, without the other party's prior written consent, and any such assignment or attempted assignment shall be void and of no force or effect.

8.7 Amendments. This Agreement may be amended, modified, superseded or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties hereto.

8.8 Waivers. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by any party of any condition, or the breach of any term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other term, covenant, representation or warranty of this Agreement.

8.9 Representative. Each of the Sellers agrees to appoint Meisang Hu as their paying agent (the "Paying Agent") solely for the purpose of designating a bank account for the receipt of the Purchase Price, receiving the Purchase Price on behalf of the Sellers and distributing the Purchase Price to each of the Sellers promptly following receipt of the Purchase Price from Purchasers in the amounts set forth in Schedule A. The Paying Agent shall distribute the funds by wire transfer to bank accounts designated in writing by each Seller to the Paying Agent. The Section 8.9 shall not otherwise limit the rights or obligations of the Sellers under this Agreement or constitute the appointment of the Paying Agent by the Sellers of their agent or attorney in fact to execute this Agreement on behalf of the Sellers or to enforce any rights of the Sellers under this Agreement.

8.10 Counterparts. This Agreement may be executed simultaneously in two or more counterparts and by facsimile transmission or in portable document format (.pdf), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.11 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as

possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

8.12 Interpretation. The parties agree that this Agreement shall be deemed to have been jointly and equally drafted by them, and that the provisions of this Agreement therefore shall not be construed against a party or parties on the ground that such party or parties drafted or was more responsible for the drafting of any such provision(s). The parties further agree that they have each carefully read the terms and conditions of this Agreement, that they know and understand the contents and effect of this Agreement and that the legal effect of this Agreement has been fully explained to its satisfaction by counsel of its own choosing.

8.13 Definitions. In this Agreement, capitalized terms have the meanings provided in this Section, unless defined elsewhere in this Agreement. The following words and phrases, when used herein, shall have the meanings set forth or referenced below:

"**Affiliate**" means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes of this definition, "control" as applied to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract, or otherwise.

"**Encumbrances**" means any liens, pledges, hypothecations, charges, adverse claims, options, preferential arrangements or restrictions of any kind, including, without limitation, any restriction of the use, voting, transfer, receipt of income or other exercise of any attributes of ownership

"**Ordinary Course of Business**" means an action taken by the Company in the ordinary course of business which is consistent with the past practices of the Company.

"**Representatives**" shall mean, with respect to any Person, such Person's officers, directors, employees, managers, members, owners, partners or principals, as the case may be, or contractors, consultants or agents.

IN WITNESS WHEREOF, the parties have duly executed this Stock Purchase Agreement as of the date first above written.

SELLER:

Mei Sang Hu

Meisang Hu

IN WITNESS WHEREOF, the parties have duly executed this Stock Purchase Agreement as of the date first above written.

SELLER:

Jianhua Wang

____
Jianhua Wang

IN WITNESS WHEREOF, the parties have duly executed this Stock Purchase Agreement as of the date first above written.

SELLER:

Sanjun Kuang

Sangjun Kuang

IN WITNESS WHEREOF, the parties have duly executed this Stock Purchase Agreement as of the date first above written.

SELLER:

Huawei Li

Huawei Li

IN WITNESS WHEREOF, the parties have duly executed this Stock Purchase Agreement as of the date first above written.

SELLER:

任曙光

____
Shuguang Ren

IN WITNESS WHEREOF, the parties have duly executed this Stock Purchase Agreement as of the date first above written.

SELLER:

李海彪

Haibiao Li

IN WITNESS WHEREOF, the parties have duly executed this Stock Purchase Agreement as of the date first above written.

SELLER:

张秋

Qiu Zhang

IN WITNESS WHEREOF, the parties have duly executed this Stock Purchase Agreement as of the date first above written.

SELLER:

刘鹏

Peng Liu

IN WITNESS WHEREOF, the parties have duly executed this Stock Purchase Agreement as of the date first above written.

SELLER:

刘昆

Kun Liu

IN WITNESS WHEREOF, the parties have duly executed this Stock Purchase Agreement as of the date first above written.

SELLER:

曹立新

Lixin Cao

IN WITNESS WHEREOF, the parties have duly executed this Stock Purchase Agreement as of the date first above written.

PURCHASER:

Guidong Wang

Guidong Wang

IN WITNESS WHEREOF, the parties have duly executed this Stock Purchase Agreement as of the date first above written.

PURCHASER:

Huaying Zhu

Huaying Zhu

Schedule A Each Seller's Ownership in the Company

Founders

Shareholder Name	Shares	Price
Meisang Hu	18,635,927	$55,907.78
Jianhua Wang	8,470,877	$25,412.63
Sanjun Kuang	3,388,350	$10,165.05
Huawei Li	3,388,350	$10,165.05
TOTAL	**33,883,504**	**$101,650.51**

Private Placement Shareholders

Shareholder Name	Shares	Price
Shuguang Ren	1,289,300	$41,257.58
Haibiao Li	719,617	$23,027.74
Qiu Zhang	719,688	$23,030.00
Peng Liu	400,000	$12,800.00
Kun Liu	385,720	$12,343.04
Lixin Cao	235,720	$7,543.04
TOTAL	**3,750,045**	**$120,001.40**

Schedule 5.21 Contracts

No.	Contract name	Contractual Party on the side of the Company	Contractual Party on another side	Date of Contract
1.	GJ BOD Agreement	GJ Culture Group US, Inc.	Jonathan Ginsberg	December 19, 2018
2.	Confirmation Letter of GJ BOD Agreement	GJ Culture Group US, Inc.	Jonathan Ginsberg	December 15, 2020
3.	Business Cooperation Agreement	GJ Culture Group US, Inc.	BEEC Inc.	December 20, 2018
4.	Service Agreement	GJ Culture Group US, Inc.	BEEC Inc.	February 10, 2019
5.	Business Cooperation Agreement	GJ Culture Group US, Inc.	Xi'an China Travel Service Co., Ltd.	March 5, 2019
6.	Consulting Services Agreement	GJ Culture Group US, Inc.	Shaanxi Qinming Culture Communication Co. Ltd.	April 20, 2019
7.	Supplementary Agreement to Business Cooperation Agreement	GJ Culture Group US, Inc.	Xi'an China Travel Service Co., Ltd.	June 3, 2019
8.	Consulting Services Agreement	GJ Culture Group US, Inc.	Hangzhou Zhuoya Cultural Planning Co., Ltd.	January 1, 2020
9.	Services Agreement	GJ Culture Group US, Inc.	Wenting Chen	October 25, 2021
10.	Supplementary Agreement to	GJ Culture Group	Wenting Chen	October 30, 2021

	Services Agreement	US, Inc.		
11.	Consulting Services Agreement	GJ Culture Group US, Inc.	Xin Zeng	November 24, 2021
12.	Consulting Services Agreement	GJ Culture Group US, Inc.	Xin Ceng	March 8, 2022
13.	Consulting Services Agreement	GJ Culture Group US, Inc.	Han Wang	July 11, 2022

Schedule 5.21 Bank Accounts

Account Name	GJ Culture Group US, Inc
Account Number	3251 2316 6218
SWIFT Code	BOFAUS3N
Bank Name	Bank of America
Bank Address	4195 Blackhawk Plaza Circle Danville, CA 94506
Recipient Mailing Address	4125 Blackhawk Plaza Circle, Suite 166 Danville, CA 94506 Attention: Jonathan Scott Ginsberg

Schedule 5.23 Employees

Contractors: BEEC Inc

Schedule 5.24 Trademarks

No.	Registration No.	Applicant	Int. Class	Authorized the third party to use (Y/N)	Pledge or not (Y/N)
1.	5,979,681	GJ Culture Group US, Inc.	41	N	N
2.	5,979,697	GJ Culture Group US, Inc.	41	N	N
3.	6,054,921	GJ Culture Group US, Inc.	41	N	N

Schedule 8.2

FOUNDERS

SHAREHOLDER NAME	ADDRESS
MEISANG HU	ROOM 1101, NO.6 BUILDING FUCHENG INTERNATIONAL APARTMENT NO.18 JINCHENG ROAD, FUYANG DISTRICT HANGZHOU, ZHEJIANG 310000 CHINA
JIANHUA WANG	25A, YUNTIAN BUILDING, NO.12, FENGCHENG 2ND ROAD XI'AN, SHAANXI 710000 REPUBLIC OF CHINA
SANJUN KUANG	ROOM 1702, NO.32, LANE 60, HANDAN ROAD, YANGPU DISTRICT SHANGHAI 200000 CHINA
HUAWEI LI	ROOM 161-1601, BAOLI XITANGYUE, HONGFU ROAD, XITANG TOWN JIAXING, ZHEJIANG 314000 CHINA

PRIVATE PLACEMENT SHAREHOLDERS

SHUGUANG REN	ROOM 2201, UNIT 2, BUILDING 1 RUNXU BUSINESS, HEBEI PROVINCE YANJIAO DEVELOPMENT ZONE LANGFANG CITY, 065201 CHINA
HAIBIAO LI	NO.46, XIAOZHAOZHUANG VILLAGE GAOZHAI TOWN,MENGCUN HUI AUTONOMOUS COUNTY,HEBEI PROVINCE CANGZHOU CITY 61402 CHINA
QIU ZHANG	ROOM 501, NO.23, LANE 850, HAIBO ROAD JIADING DISTRICT, SHANGHAI 201800 CHINA
PENG LIU	ROOM 2001, UNIT 2, RUNXU BUSINESS YANJIAO DEVELOPMENT ZONE HEBEI PROVINCE SANHE CITY 65201 CHINA
KUN LIU	ROOM 1309, UNIT 5, NO. 669-2 HUANGHAI STREET ZHENXING DISTRICT, LIAONING PROVINCE DANDONG CITY 118008 CHINA
LIXIN CAO	A331, NO. 22, LINGDONG STREET HUANGGU DISTRICT LIAONING PROVINCE SHENYANG 110032 CHINA